UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

December 19, 2013

Date of Report (date of earliest event reported)

GIGOPTIX, INC.

(Exact name of Registrant as specified in its charter)

Delaware	001-35520	26-2439072
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

130 Baytech Drive

San Jose, CA 95134

(Address of principal executive offices)

(408) 522-3100

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On December 19, 2013, GigOptix, Inc. (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with Roth Capital Partners, LLC (the “Representative”) as representative of the several underwriters set forth on Schedule I to the Underwriting Agreement (together with the Representative, the “Underwriters”) relating to a public offering (the “Offering”) of an aggregate of 8,325,000 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”) at a public offering price of $1.42 per share. The Shares are accompanied by the associated rights (the “Rights”; the Rights together with the Shares, the “Securities”) to purchase shares of Series A Junior Preferred Stock, par value $0.001 per share, of the Company created by the Rights Agreement, dated December 16, 2011, between the Company and the American Stock Transfer & Trust Company, LLC, as Rights Agent (the “Rights Agreement”). Under the terms of the Underwriting Agreement, the Company granted the Underwriters a 30 day option to purchase up to an additional 1,248,750 shares of common stock to cover overallotments, if any (the “Overallotment Option”). The net proceeds to the Company from the sale of the Shares are expected to be approximately $11.0 million, after deducting underwriting discounts, assuming no exercise by the Underwriter of the Overallotment Option. The Offering is expected to close on or about December 24, 2013, subject to the satisfaction of customary closing conditions.

The Offering was made pursuant to the Company’s effective registration statement on Form S-3 (Registration Statement No. 333-182070) (the “Registration Statement”) previously filed with and declared effective by the Securities and Exchange Commission (the “SEC”) on June 25, 2012 and a preliminary and final prospectus supplement thereunder filed with the SEC (the “Prospectus Supplement”) on December 18, 2013 and December 19, 2013, respectively.

The Underwriting Agreement contains customary representations, warranties and agreements by the Company, customary conditions to closing, indemnification obligations of the Company and the Underwriters, including for liabilities under the Securities Act of 1933, as amended, other obligations of the parties and termination provisions. The representations, warranties and covenants contained in the Underwriting Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed upon by the contracting parties.

Pursuant to the Underwriting Agreement, directors and executive officers of the Company entered into agreements in substantially the form included as an exhibit to the Underwriting Agreement providing for a 90-day “lock-up” period following the date of the final prospectus supplement with respect to sales of specified securities, subject to certain exceptions.

A copy of the Underwriting Agreement is attached as Exhibit 1.1 to this report and is incorporated by reference herein. The foregoing description of the terms of the Underwriting Agreement is only a summary of the material terms of the Underwriting Agreement, does not purport to be complete and is qualified in its entirety by reference to such exhibit.

In connection with the offering and sale of the common stock, the following exhibits are being filed with this Current Report on Form 8-K to be incorporated by reference into the Registration Statement: (1) the Underwriting Agreement (Exhibit 1.1); (2) the opinion of Crowell & Moring LLP as to the validity of the sale and issuance of the Securities in the Offering (Exhibit 5.1); and (3) the consent of Crowell & Moring LLP (Exhibit 23.1).

Item 8.01	Other Events.

On December 19, 2013, the Company issued a press release announcing the pricing terms of its proposed offering of common stock. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit 1.1	Underwriting Agreement, by and between GigOptix, Inc. and Roth Capital Partners, LLC, dated December 19, 2013.

Exhibit 5.1	Opinion of Crowell & Moring LLP.

Exhibit 23.1	Consent of Crowell & Moring LLP (included in Exhibit 5.1 hereto).

Exhibit 99.1	Press Release of GigOptix, Inc. dated December 19, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GIGOPTIX, INC.

By:	/s/ Dr. Avi Katz
Name:	Dr. Avi Katz
Title:	Chief Executive Officer

Date: December 19, 2013

EXHIBIT INDEX

Exhibit Number	Description

1.1	Underwriting Agreement, by and between GigOptix, Inc. and Roth Capital Partners, LLC, dated December 19, 2013

5.1	Opinion of Crowell & Moring LLP

23.1	Consent of Crowell & Moring LLP (included in Exhibit 5.1 hereto)

99.1	Press Release of GigOptix, Inc. dated December 19, 2013